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                                                                       Exhibit 8



February 28, 2003
                                                           FILE NO: 56303.000004

National Rural Utilities Cooperative Finance
  Corporation
2201 Cooperative Way
Herndon, VA  20171

UBS Warburg, LLC
  As Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement

In care of UBS Warburg, LLC
677 Washington Boulevard
Stamford, CT 06901

            National Rural Utilities Cooperative Finance Corporation
                               Subordinated Notes
                                   Tax Matters

Ladies and Gentlemen:

We have acted as tax counsel to National Rural Utilities Cooperative Finance Corporation, a District of Colombia cooperative association (the "Company"), in connection with the issuance by the Company of $125,000,000 of its Subordinated Notes (the "Notes"). The Notes are being issued on February 28, 2003 (the "Issue Date") pursuant to the indenture between the Company and U.S. Bank Trust National Association, as successor trustee, dated October 15, 1996 (the "Indenture"), and a prospectus dated August 29, 2002, as supplemented by a prospectus supplement dated February 21, 2003 (the "Prospectus Supplement").

Based upon our review of the foregoing, we are of the opinion that the discussion in the Prospectus Supplement under the heading "U.S. INCOME TAXATION" accurately describes the United States federal income tax consequences material to initial purchasers of the Notes. In particular, without limiting the generality of the foregoing, we are of the opinion that the Notes will be treated as debt instruments for United States federal income tax purposes. Because there is no legal authority addressing the characterization as debt or equity of securities substantially similar to the Notes, our opinion on that matter is based upon a reasoned analysis of authorities we consider analogous. Our opinion is based on the law in effect when the Prospectus
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National Rural Utilities Cooperative Finance
  Corporation
UBS Warburg, LLC
  As Representatives of the several Underwriters named in Schedule I to the Underwriting Agreement
February 28, 2003


Supplement was prepared, which law could change. Moreover, neither the Internal Revenue Service nor the courts are bound by our opinion.

Our opinion applies only to the Notes issued on the Issue Date and not to securities issued thereafter regardless of whether such securities are denominated as a part of the same series as the Notes.

We express no opinion concerning any law other than the income tax law of the United States.

This opinion may not be relied upon by any person other than the addressees hereof without our prior written consent.

We hereby consent to the incorporation of this opinion by reference in the registration statement for the Notes filed with the Securities and Exchange Commission ("SEC") and to the reference to us under "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,